NEWS RELEASE

The Andersons, Inc. Reports Fourth Quarter and Full-Year Results

Fourth Quarter Highlights

•	Company reports EPS of $0.84 and adjusted EPS of $0.92; adjusted EPS improves by 35% year over year.

•	Lansing Trade Group acquisition closed effective January 1, 2019.

•	Grain Group pretax income improves to $25.4 million on strong harvest margin environment and another strong quarter from Lansing.

•	Ethanol Group earns $5.1 million of pretax income on optimal plant efficiency.

•	Plant Nutrient Group reports pretax income of $3.8 million on improved primary nutrient margin and lower operating expenses.

•	Rail Group earns $6.7 million of pretax income on steadily rising railcar demand.

Maumee, Ohio, February 13, 2019 - The Andersons, Inc. (Nasdaq: ANDE) announces financial results for the fourth quarter and full year ended December 31, 2018.

“We improved our fourth quarter operating performance year over year,” said Pat Bowe, President and CEO. “The Grain Group recorded better results highlighted by improvement in its base grain business and a strong finish to the year by Lansing Trade Group. We are excited about the closing of our acquisition of Lansing at the beginning of 2019. Our integration efforts are going very well, and we are committed to a thoughtful, disciplined combination of our organizations. We are more confident than ever about the strong strategic fit of the transaction.”

“In addition, our Ethanol Group performed well in a weak market environment by continuing to operate efficiently and market wisely even as margins for the quarter were lower again year over year,” continued Bowe. “The Plant Nutrient Group’s performance improved across most of its product lines except for specialty nutrients. The Rail Group’s performance was equal to last year’s results, and the group purchased more than 1,000 railcars.”

$ in millions	Fourth Quarter			Year to Date
	2018	2017	Vs	2018	2017	Vs
Reported Pretax Income (Loss)	$29.9	$(0.9)	$30.8	$53.2	$(20.5)	$73.7
Adjusted Pretax Income	$33.0	$27.1	$5.9	$59.7	$49.5	$10.2
Reported Net Income	$23.8	$69.7	$(45.9)	$41.5	$42.5	$(1.0)
Adjusted Net Income	$26.0	$18.9	$7.1	$46.4	$33.7	$12.7
EPS	$0.84	$2.47	$(1.63)	$1.46	$1.50	$(0.04)
Adjusted EPS	$0.92	$0.67	$0.25	$1.63	$1.19	$0.44
EBITDA	$60.2	$25.0	$35.2	$171.6	$87.4	$84.2
Adjusted EBITDA	$63.3	$53.0	$10.3	$178.1	$157.4	$20.7

The company reported fourth quarter 2018 net income attributable to The Andersons of $23.8 million, or $0.84 per diluted share, on revenues of $813 million. Adjusted net income attributable to the company for the period was $26.0 million, or $0.92 per diluted share, compared to 2017 fourth quarter net income of $69.7 million, or $2.47 per diluted share, and adjusted net income of $18.9 million, or $0.67 per diluted share, on revenues of $1.0 billion. The company’s EBITDA was $60.2 million for the fourth quarter of 2018 and $25.0 million for fourth quarter of 2017. Adjusted EBITDA was $63.3 million for the quarter compared to $53.0 million in fourth quarter 2017.

For the full year, the company reported net income attributable to The Andersons of $41.5 million, or $1.46 per diluted share, and adjusted net income attributable to The Andersons of $46.4 million, or $1.63 per diluted share. The adjusted results exclude $6.5 million in pretax charges related to the Lansing acquisition. These amounts compared to net income attributable to The Andersons of $42.5 million, or $1.50 per diluted share, and adjusted net income attributable to The Andersons of $33.7 million, or $1.19 per diluted share, in 2017. The company’s EBITDA for 2018 and 2017 was $171.6 million and $87.4 million, respectively. Adjusted EBITDA was $178.1 million for 2018 compared to $157.4 million in 2017.

The decrease in revenues year over year was primarily the result of the company’s adoption of new revenue recognition rules at the beginning of 2018 that changed the accounting treatment of a significant amount of the Grain Group’s sales transactions. This change has no impact on the amount of gross profit recognized on these transactions.

For purposes of better understanding ongoing results, the company has expanded its pretax income disclosure in the table below to adjust for amounts that do not reflect ongoing operations.

$ in millions	Fourth Quarter			Year to Date
	2018	2017	Vs	2018	2017	Vs
Reported Pretax Income (Loss)	$29.9	$(0.9)	$30.8	$53.2	$(20.5)	$73.7
Goodwill Impairment[1]	—	17.1	(17.1)	—	59.1	(59.1)
Asset Impairment[2]	—	10.9	(10.9)	—	10.9	(10.9)
Acquisition Transaction Expenses	3.1	—	3.1	6.5	—	6.5
Adjusted Pretax Income	$33.0	$27.1	$5.9	$59.7	$49.5	$10.2
1 Recorded in the second and fourth quarters by the Plant Nutrient Group
2 Recorded by the Grain Group on some of its Tennessee assets

Fourth quarter and full-year 2018 results include $3.1 million and $6.5 million of expenses related to the Lansing acquisition and integration, respectively. These adjustments equate to $0.08 and $0.17 in EPS, respectively.

Fourth Quarter Segment Overview

Grain Group Rebounds from Tough Third Quarter

The Grain Group generated pretax income of $25.4 million in the fourth quarter, up $6.2 million or about 30 percent from its fourth quarter 2017 adjusted pretax income results. The group’s EBITDA in the 2018 and 2017 fourth quarters was $32.1 million and $14.3 million, respectively, and it generated adjusted EBITDA of $32.1 million and $25.2 million for the same two periods, respectively.

For purposes of better understanding ongoing results, the company has expanded the Grain Group’s pretax income disclosure in the table below to adjust for amounts that are not reflective of ongoing operations.

$ in millions	Fourth Quarter			Year to Date
	2018	2017	Vs	2018	2017	Vs
Reported Pretax Income (Loss)	$25.4	$8.3	$17.1	$26.7	$12.8	$13.9
Asset Impairment	—	10.9	(10.9)	—	10.9	(10.9)
Adjusted Pretax Income	$25.4	$19.2	$6.2	$26.7	$23.7	$3
EBITDA	$32.1	$14.3	$17.8	$54.6	$39.9	$14.7
Adjusted EBITDA	$32.1	$25.2	$6.9	$54.6	$50.8	$3.8
1 recorded on some of the group’s Tennessee assets sold in early 2018

The table below separates the earnings of the group’s base grain business from those of its grain affiliates. Base grain business earnings originate from grain facilities that the company operates. The grain affiliates’ earnings originate from equity method investments in Lansing Trade Group and Thompsons Limited.

$ in millions	Fourth Quarter			Year to Date
Adjusted Pretax Income	2018	2017	Vs	2018	2017	Vs
Base Grain	$22.4	$15.7	$6.7	$15.0	$8.9	$6.1
Grain Affiliates	3.0	3.5	(0.5)	11.7	3.9	7.8
Total Grain Group	$25.4	$19.2	$6.2	$26.7	$12.8	$13.9

Base grain pretax income was more than 40 percent higher in the fourth quarter compared to 2017 results. Merchandising income improved significantly. While income from corn and soybean ownership positions improved year over year from expected basis appreciation, those improvements were offset by significantly lower income from narrowing spreads on wheat positions. Trading and risk management services income was lower as market uncertainty reduced trading opportunities.

The group’s affiliates recorded lower income in the quarter due to some unusual expenses. Lansing incurred expenses related to closing its sale to The Andersons and recorded an impairment charge on an investment in a small Canadian-based grain company. The company’s share of those two charges accounted for more than the small shortfall from fourth quarter 2017 pretax results.

For the full year, the group earned pretax income of $26.7 million compared to the pretax income of $12.8 million and adjusted pretax income of $23.7 million it earned in the same period last year. Excluding a 2017 asset impairment expense, 2018 base grain income lagged 2017 results due to less wheat income opportunity and less income from trading and risk management. Wheat margins have tightened significantly since the third quarter of 2018. On a positive note, corn and soybean basis recovered and income from food ingredients increased substantially.

Income from affiliates more than offset the shortfall in base income, improving by about $7.8 million; Lansing’s very strong year accounted for most of the improvement.

The group generated EBITDA of $54.6 million and $39.9 million in 2018 and 2017, respectively. Adjusted EBITDA was $54.6 million and $50.8 million for the full years 2018 and 2017, respectively, increasing 7 percent year over year.

The integration of Lansing Trade Group to form the new Trade Group has gone very well in its first few weeks. The new group has already identified several million dollars of run-rate synergies. Some of these savings are being realized in early 2019 and the capture of synergies will accelerate throughout the year.

Ethanol Group Performs Well in Challenging Market Conditions

The Ethanol Group generated pretax income of $5.1 million attributable to The Andersons in the fourth quarter, compared to $6.4 million pretax income attributable to The Andersons for the same period in 2017. The commercial and production teams performed extremely well, hedging forward margin and running the plants efficiently, effectively, and safely in the fourth quarter.

The table below separates the results of the Ethanol Group’s unconsolidated entities of its plants in Albion, Mich.; Clymers, Ind.; and Greenville, Ohio, from the earnings of the Denison, Iowa, plant; the Colwich, Kansas, plant currently under construction; and the group’s management services income.

$ in millions	Fourth Quarter			Year to Date
	2018	2017	Vs	2018	2017	Vs
Equity in Earnings of Affiliates	$3.5	$5.0	$(1.5)	$14.2	$12.2	$2.0
Consolidated Operations and Service Fees	1.5	1.4	0.1	7.7	6.8	0.9
Pretax Income	5.0	6.4	(1.4)	21.9	19.0	2.9
Attributable to Noncontrolling Interests	(0.1)	—	(0.1)	(0.2)	0.1	(0.3)
Ethanol Group Pretax Income Attributable to The Andersons	$5.1	$6.4	$(1.3)	$22.1	$18.9	$3.2

Continued elevated ethanol stocks, lower oil prices and seasonally lower demand were the main contributors to the weaker margin environment. The export market remained on its record pace despite China’s continued absence. The average sales price of ethanol continued to be lower year over year.

Year-over-year results for the group improved by $3.2 million, despite a much weaker margin environment. For the year, the group earned pretax income of $22.1 million compared to $18.9 million last year.

Plant Nutrient Group Has Seasonally Strong Quarter

The Plant Nutrient Group recorded pretax income of $3.8 million in the fourth quarter compared to a pretax loss of $18.0 million and an adjusted pretax loss of $0.9 million in the fourth quarter of 2017. The group’s current quarter EBITDA and adjusted EBITDA were $12.5 million; the adjusted amount was a $5.6 million improvement over to 2017 fourth quarter results.

For purposes of better understanding ongoing results, the company has expanded the Plant Nutrient Group’s pretax income disclosure in the table below to adjust for amounts that are not reflective of ongoing operations.

$ in millions	Fourth Quarter			Year to Date
	2018	2017	Vs	2018	2017	Vs
Reported Pretax Income (Loss)	$3.8	$(18.0)	$21.8	$12.0	$(45.1)	$57.1
Goodwill Impairment[1]	—	17.1	(17.1)	—	59.1	(59.1)
Adjusted Pretax Income (Loss)	$3.8	$(0.9)	$4.7	$12.0	$14.0	$(2.0)
EBITDA	$12.5	$(10.2)	$22.7	$45.4	$(12.1)	$57.5
Adjusted EBITDA	$12.5	$6.9	$5.6	$45.4	$47.0	$(1.6)
1 recorded in the second and fourth quarters on the group’s wholesale fertilizer business

Except for the specialty nutrient product lines, the group’s businesses recorded improved year-over-year operating results. A significant increase in margin per ton on somewhat lower primary nutrient volume drove wholesale fertilizer gross profit more than 30 percent higher year over year. In contrast, higher volumes only partially offset weaker margins in the specialty fertilizer product lines. The lawn business completed a record year by improving results by almost $1 million year over year.

In addition to improving gross profit, the group reduced expenses by about 12 percent year over year.

For the full year, the group generated pretax income of $12.0 million. This result compares favorably to a pretax loss of $45.1 million and adjusted pretax income of $14.0 million in 2017, which included a $4.7 million gain on the sale of the Florida farm centers. Wholesale fertilizer volumes were up slightly, but margins were moderately lower, especially in the specialty nutrient product line. Full-year 2018 adjusted EBITDA was $45.4 million compared to $47.0 million for 2017. Excluding the $4.7 million Florida farm centers gain, full-year adjusted EBITDA increased by 7 percent.

Rail Group Pretax Income Reflects Lower Lease Income and Car Sale Income

The Rail Group earned fourth quarter pretax income of $6.7 million, on par with its results for the same period of the prior year. The group’s fourth quarter 2018 EBITDA was $17.9 million compared to $14.3 million in the comparable 2017 period.

$ in millions	Fourth Quarter			Year to Date
Pretax Income	2018	2017	Vs	2018	2017	Vs
Lease Income	$1.4	$1.9	$(0.5)	$8.1	$8.9	$(0.8)
Car Sales	1.2	3.3	(2.1)	2.4	11.0	(8.6)
Services and Other	4.1	1.5	2.6	6.9	4.9	2.0
Total Rail Group	$6.7	$6.7	$—	$17.4	$24.8	$(7.4)
EBITDA	$17.9	$14.3	$3.6	$57.9	$54.9	$3.0
Cars on Lease (Hundreds)	21.4	20.0	1.4	20.8	19.8	1.0
Utilization Rate	94.3%	86.2%	8.1%	90.9%	85.0%	5.9%

Leasing operations earned $1.4 million in the fourth quarter, down $1.1 million sequentially and $0.5 million year over year. Utilization averaged 94.3 percent during the quarter compared to 92.0 percent sequentially and 86.2 percent during the same period last year. The average number of cars on lease rose about 7 percent year over year. Average lease rates and maintenance expenses were flat year over year. Depreciation and interest expenses were up, primarily due to a higher asset base.

The group earned $1.2 million of pretax income on railcar sales in the quarter compared to $3.3 million in the fourth quarter of 2017. The group scrapped more than 300 cars and sold fewer cars outright than in the same 2017 period.

Rail’s service and other pretax income was $4.1 million in the quarter compared to $1.5 million during the same period of 2017. Current quarter results included $2.4 million in income from the sale of 50 barges. Repair sales were higher year over year, and margins were flat.

For the full year, the Rail Group earned pretax income of $17.4 million compared to $24.8 million in 2017. EBITDA was $57.9 million for full-year 2018 compared to $54.9 million for 2017, up 5 percent year over year. The year-over-year decrease in pretax income primarily reflects the costs to scrap long-idled railcars in the second quarter and lower lease rates as leases expiring at peak rates were renewed at substantially lower lease rates. The railcar market and demand for railcars continued its steady improvement and absolute lease rates improved for most car types.

Other Net Company-Level Expenses Include Lansing Acquisition Expenses

Fourth quarter 2018 unallocated net company-level expenses of $11.1 million were considerably higher than the $4.4 million of net expenses recorded during the fourth quarter of 2017. Current quarter results included $3.1 million, or $0.08 per share, in expenses associated with acquiring and integrating Lansing Trade Group. Fourth quarter 2017 results also included a $2.9 million gain from the sale of former retail store property.

Full year unallocated net company-level expenses were $24.8 million, down $7.2 million from 2017 levels. The former amount included $6.5 million, or $0.17 per share, in Lansing acquisition expenses. The 2017 amount included a $7.3 million pretax loss from the closing of the company’s former retail business.

Conference Call

The company will host a webcast on Thursday, February 14, 2019, at 11 a.m. Eastern Standard Time to discuss its performance and provide an updated outlook for 2019. To access the call, please dial 866-439-8514 or 678-509-7568 (participant passcode is 5476505). We recommend that you call 10 minutes before the conference call begins.

To access the webcast, visit https://edge.media-server.com/m6/p/xcio56qn. Complete the four fields as directed and click submit. A replay of the call can also be accessed under the heading "Investors" on the company website at www.andersonsinc.com.

Forward-Looking Statements

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition and the risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

Non-GAAP Measures

This release contains non-GAAP financial measures. The company believes adjusted pretax income, adjusted net income, EBITDA and adjusted EBITDA provide additional information to investors and others about its operations, allowing an evaluation of underlying operating performance and better period-to-period comparability. Adjusted pretax income, adjusted net income, EBITDA and adjusted EBITDA do not and should not be considered as alternatives to net income or income before income taxes as determined by generally accepted accounting principles. Reconciliations of the GAAP to non-GAAP measures may be found within the financial tables provided in the release.

Company Description

Founded in 1947 in Maumee, Ohio, The Andersons, Inc. (Nasdaq: ANDE) is a diversified company rooted in agriculture. The company’s nearly 2,400 employees conduct business from more than 130 locations in the commodity trading, ethanol, plant nutrient and rail sectors. Guided by its Statement of Principles, The Andersons strives to provide extraordinary service to its customers, help its employees improve, support its communities and increase the value of the company. For more information, please visit www.andersonsinc.com.

Investor Relations Contact
John Kraus
Director, Investor Relations
Phone: 419-891-6544
E-mail: investorrelations@andersonsinc.com

The Andersons, Inc.
Condensed Consolidated Statements of Operations (unaudited)

	Three months ended December 31,		Twelve months ended December 31,
(in thousands, except per share data)	2018	2017	2018	2017
Sales and merchandising revenues	$812,662	$1,004,072	$3,045,382	$3,686,345
Cost of sales and merchandising revenues	718,700	919,236	2,743,377	3,367,546
Gross profit	93,962	84,836	302,005	318,799
Operating, administrative and general expenses	67,776	67,750	257,872	286,993
Asset impairment	—	10,913	6,272	10,913
Goodwill impairment	—	17,081	—	59,081
Interest expense	7,848	4,095	27,848	21,567
Other income:
Equity in earnings of affiliates	6,540	8,630	27,141	16,723
Other income, net	5,053	5,479	16,002	22,507
Income (loss) before income taxes	29,931	894	53,156	(20,525)
Income tax provision (benefit)	6,263	(70,639)	11,931	(63,134)
Net income (loss)	23,668	69,745	41,225	42,609
Net income (loss) attributable to the noncontrolling interests	(85)	25	(259)	98
Net income (loss) attributable to The Andersons, Inc.	$23,753	$69,720	$41,484	$42,511

Per common share:
Basic earnings attributable to The Andersons, Inc. common shareholders	$0.84	$2.48	$1.47	$1.51
Diluted earnings attributable to The Andersons, Inc. common shareholders	$0.84	$2.47	$1.46	$1.50
Dividends paid	$0.170	$0.165	$0.665	$0.645

The Andersons, Inc.
Reconciliation to Adjusted Net Income (unaudited)

(in thousands, except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Net income (loss) attributable to The Andersons, Inc.	$23,753	$69,720	$41,484	$42,511
Items impacting other income, net of tax:
Goodwill impairment	—	16,607	—	58,607
Asset impairment	—	6,766	—	6,766
Tax reform impact	—	(74,227)	—	(74,227)
Acquisition costs	2,291	—	4,889	—
Total adjusting items	2,291	(50,854)	4,889	(8,854)
Adjusted net income attributable to The Andersons, Inc.	$26,044	$18,866	$46,373	$33,657

Diluted earnings attributable to The Andersons, Inc. common shareholders	$0.84	$2.47	$1.46	$1.5

Impact on diluted earnings per share	0.08	(1.8)	0.17	(0.31)
Adjusted diluted earnings per share	$0.92	$0.67	$1.63	$1.19

The Andersons, Inc.
Condensed Consolidated Balance Sheets (unaudited)

(in thousands)	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$22,593	$34,919
Accounts receivable, net	207,285	183,238
Inventories	690,804	648,703
Commodity derivative assets - current	51,421	30,702
Other current assets	50,703	63,790
Assets held for sale	392	37,859
Total current assets	1,023,198	999,211

Other assets:
Commodity derivative assets - noncurrent	480	310
Other assets, net	127,503	131,474
Equity method investments	242,326	223,239
	370,309	355,023
Rail Group assets leased to others, net	521,785	423,443
Property, plant and equipment, net	476,711	384,677
Total assets	$2,392,003	$2,162,354

Liabilities and equity
Current liabilities:
Short-term debt	$205,000	$22,000
Trade and other payables	462,535	503,571
Customer prepayments and deferred revenue	32,533	59,710
Commodity derivative liabilities – current	32,647	29,651
Accrued expenses and other current liabilities	79,046	69,579
Current maturities of long-term debt	21,589	54,205
Total current liabilities	833,350	738,716

Other long-term liabilities	32,184	33,129
Commodity derivative liabilities – noncurrent	889	825
Employee benefit plan obligations	22,542	26,716
Long-term debt, less current maturities	496,187	418,339
Deferred income taxes	130,087	121,730
Total liabilities	1,515,239	1,339,455
Total equity	876,764	822,899
Total liabilities and equity	$2,392,003	$2,162,354

The Andersons, Inc.
Segment Data (unaudited)

	Grain	Ethanol	Plant Nutrient	Rail	Other	Total
Three months ended December 31, 2018
Revenues from external customers	$450,777	$175,065	$147,625	$39,195	$—	$812,662
Gross profit	52,485	3,537	23,955	13,985	—	93,962
Equity in earnings of affiliates	3,023	3,517	—	—	—	6,540
Other income, net	761	492	595	2,605	600	5,053
Income (loss) before income taxes	25,448	5,009	3,791	6,734	(11,051)	29,931
Income (loss) attributable to the noncontrolling interests	—	(85)	—	—	—	(85)
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$25,448	$5,094	$3,791	$6,734	$(11,051)	$30,016
Three months ended December 31, 2017
Revenues from external customers	$641,876	$174,548	$136,881	$50,491	$276	$1,004,072
Gross profit	44,976	4,609	21,554	14,030	(333)	84,836
Equity in earnings of affiliates	3,645	4,985	—	—	—	8,630
Other income, net	612	20	514	368	3,965	5,479
Income (loss) before income taxes	8,347	6,429	(18,047)	6,733	(4,356)	(894)
Income (loss) attributable to the noncontrolling interest	—	25	—	—	—	25
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$8,347	$6,404	$(18,047)	$6,733	$(4,356)	$(919)
Twelve months ended December 31, 2018
Revenues from external customers	$1,436,979	$743,690	$690,536	$174,177	$—	$3,045,382
Gross profit	129,854	18,405	98,901	54,845	—	302,005
Equity in earnings of affiliates	12,932	14,209	—	—	—	27,141
Other income, net	2,959	650	2,495	3,516	6,382	16,002
Income (loss) before income taxes	26,676	21,856	12,030	17,379	(24,785)	53,156
Income (loss) attributable to the noncontrolling interests	—	(259)	—	—	—	(259)
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$26,676	$22,115	$12,030	$17,379	$(24,785)	$53,415
Twelve months ended December 31, 2017
Revenues from external customers	$2,106,464	$708,063	$651,824	$172,123	$47,871	$3,686,345
Gross profit	131,388	19,857	104,645	52,459	10,450	318,799
Equity in earnings of affiliates	4,509	12,214	—	—	—	16,723
Other income, net	3,658	54	5,092	2,632	11,071	22,507
Income (loss) before income taxes	12,844	18,976	(45,121)	24,798	(32,022)	(20,525)
Income (loss) attributable to the noncontrolling interest	—	98	—	—	—	98
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$12,844	$18,878	$(45,121)	$24,798	$(32,022)	$(20,623)
(a) Income (loss) before income taxes attributable to The Andersons, Inc. for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income.

The Andersons, Inc.
Reconciliation to EBITDA and Adjusted EBITDA
(unaudited)

(in thousands)	Grain	Ethanol	Plant Nutrient	Rail	Other	Total
Three months ended December 31, 2018
Income (loss) before income taxes	$25,448	$5,009	$3,791	$6,734	$(11,051)	$29,931
Income (loss) attributable to the noncontrolling interests	—	(85)	—	—	—	(85)
Income (loss) before income taxes attributable to The Andersons, Inc.	25,448	5,094	3,791	6,734	(11,051)	30,016
Interest expense	2,828	(793)	2,102	3,689	22	7,848
Depreciation and amortization	3,801	1,577	6,613	7,492	2,855	22,338
Earnings before interest, taxes, depreciation and amortization (EBITDA)	32,077	5,878	12,506	17,915	(8,174)	60,202
Adjusting items impacting EBITDA:
Acquisition costs	—	—	—	—	3,054	3,054
Total adjusting items	—	—	—	—	3,054	3,054
Adjusted EBITDA	$32,077	$5,878	$12,506	$17,915	$(5,120)	$63,256

Three months ended December 31, 2017
Income (loss) before income taxes	$8,347	$6,429	$(18,047)	$6,733	$(4,356)	$(894)
Income (loss) attributable to the noncontrolling interests	—	25	—	—	—	25
Income (loss) before income taxes attributable to The Andersons, Inc.	8,347	6,404	(18,047)	6,733	(4,356)	(919)
Interest expense	1,399	(15)	1,404	1,536	(229)	4,095
Depreciation and amortization	4,537	1,504	6,405	6,011	3,409	21,866
Earnings before interest, taxes, depreciation and amortization (EBITDA)	14,283	7,893	(10,238)	14,280	(1,176)	25,042
Adjusting items impacting EBITDA:
Goodwill impairment	—	—	17,081	—	—	17,081
Asset impairment	10,913	—	—	—	—	10,913
Total adjusting items	10,913	—	17,081	—	—	27,994
Adjusted EBITDA	$25,196	$7,893	$6,843	$14,280	$(1,176)	$53,036

(in thousands)	Grain	Ethanol	Plant Nutrient	Rail	Other	Total
Twelve months ended December 31, 2018
Income (loss) before income taxes	$26,676	$21,856	$12,030	$17,379	$(24,785)	$53,156
Income (loss) attributable to the noncontrolling interests	—	(259)	—	—	—	(259)
Income (loss) before income taxes attributable to The Andersons, Inc.	26,676	22,115	12,030	17,379	(24,785)	53,415
Interest expense	11,843	(1,888)	6,499	11,377	17	27,848
Depreciation and amortization	16,062	6,136	26,871	29,164	12,064	90,297
Earnings before interest, taxes, depreciation and amortization (EBITDA)	54,581	26,363	45,400	57,920	(12,704)	171,560
Adjusting items impacting EBITDA:
Acquisition costs	—	—	—	—	6,518	6,518
Total adjusting items	—	—	—	—	6,518	6,518
Adjusted EBITDA	$54,581	$26,363	$45,400	$57,920	$(6,186)	$178,078
Twelve months ended December 31, 2017
Income (loss) before income taxes	$12,844	$18,976	$(45,121)	$24,798	$(32,022)	$(20,525)
Income (loss) attributable to the noncontrolling interests	—	98	—	—	—	98
Income (loss) before income taxes attributable to The Andersons, Inc.	12,844	18,878	(45,121)	24,798	(32,022)	(20,623)
Interest expense	8,320	(67)	6,420	7,023	(129)	21,567
Depreciation and amortization	18,757	5,970	26,628	23,081	11,976	86,412
Earnings before interest, taxes, depreciation and amortization (EBITDA)	39,921	24,781	(12,073)	54,902	(20,175)	87,356
Adjusting items impacting EBITDA:
Goodwill impairment	—	—	59,081	—	—	59,081
Asset impairment	10,913	—	—	—	—	10,913
Total adjusting items	10,913	—	59,081	—	—	69,994
Adjusted EBITDA	$50,834	$24,781	$47,008	$54,902	$(20,175)	$157,350